Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MassRoots, Inc.

(Pursuant to Sections 242 of the General Corporation Law of the State of Delaware)

MassRoots, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

DOES HEREBY CERTIFY:

First.  That the name of this corporation is MassRoots, Inc. (the “Corporation”).

Second. The Corporation’s Certificate of Incorporation was originally filed in the office of the Secretary of State of Delaware on April 26, 2013, and was subsequently amended by an Amended and Restated Certificate of Incorporation filed in the office of the Secretary of State of Delaware on December 16, 2013.

Third. The Corporation wishes to amend its Amended and Restated Certificate of Incorporation so as to (1) increase the total number of shares of common stock which the Corporation shall have authority to issue from one thousand (1,000) shares to two hundred million (200,000,000) shares; and (2) to adjust the par value per share of common stock which the Corporation shall have authority to issue from $1.000 par value per share of common stock to $0.001 par value per share of common stock.

Fourth. To accomplish the amendment referred to in Paragraph Third, above, the first paragraph of the FOURTH Article of the Amended and Restated Certificate of Incorporation is deleted in its entirety and the following is substituted in lieu thereof:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 200,000,000 shares of Common Stock, $0.001 par value per share ("Common Stock") and (ii) 21 shares of Preferred Stock, $1.000 par value per share ("Preferred Stock").

Fifth. This Certificate of Amendment and the foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 18th day of March, 2014.

MassRoots, Inc.

By:/s/ Isaac Dietrich

Isaac Dietrich

Chief Executive Officer